Exhibit 4.1

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

     This First Amendment, dated as of January 28, 2009 (this “Amendment”), amends that certain First Amended and Restated Rights Agreement, dated as of July 19, 2000 (the “Rights Agreement”), between CV Therapeutics, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A. (“Rights Agent”). Unless the context otherwise requires, capitalized terms used but not defined herein have the respective meanings ascribed to them in the Rights Agreement.

WHEREAS, the Rights Agreement provides for a Final Expiration Date of February 1,

2009;

     WHEREAS, the Company and Rights Agent desire to amend the Rights Agreement to provide for a Final Expiration Date of February 1, 2010;

     WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed Rights Agent to enter into this Amendment; and

     WHEREAS, in accordance with terms of the Rights Agreement, including Section 27 thereof, the Company and Rights Agent have the right to enter into this Amendment and amend the Rights Agreement;

     NOW THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment.

(a) The text of Section 7(a)(i) of the Rights Agreement is amended and restated in its entirety to read as follows:

“the Close of Business on February 1, 2010 (the “Final Expiration Date”),”.

(b) Exhibit B to the Rights Agreement (Form of Rights Certificate) is amended by replacing each occurrence of the text “February 1, 2009” therein with the text “February 1, 2010”.

     2. No Other Amendments or Waivers. Except for the amendments set forth above in this Amendment, the text of the Rights Agreement shall remain unchanged and in full force and effect.

     3. Counterparts. This Amendment may be executed in multiple counterparts (including by facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

CV THERAPEUTICS, INC.

By: /s/ Tricia Borga Suvari Name: Tricia Borga Suvari Title: General Counsel

WELLS FARGO BANK MINNESOTA, N.A.

By: /s/ Jennifer L. Leno Name: Jennifer L. Leno Title: Vice President